Federal Signal Corporation Appoints New Director Oak Brook, Illinois, February 19, 2019 – The Board of Directors of Federal Signal Corporation (NYSE: FSS), a leader in environmental and safety solutions, today announced the appointment of Eugene (“Gene”) J. Lowe, III to the company’s board of directors, effective February 18, 2019. Since September 2015, Mr. Lowe has served as a director and the President and Chief Executive Officer (“CEO”) of SPX Corporation (NYSE: SPXC), a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, detection and measurement, and engineered solutions markets. “We are delighted to announce Gene’s appointment to our board of directors,” said Dennis J. Martin, Chairman of the board of Federal Signal. “In his current role as the CEO of a market-leading company, Gene has significant expertise in operations, strategic planning, marketing and business development. His breadth of experience will make him a valuable addition to our board.” Mr. Lowe joined SPX in 2008, serving in a number of different executive positions before being appointed CEO. He earned his bachelor’s degree in Management Science from Virginia Tech and his MBA from Dartmouth’s Tuck School of Business. About Federal Signal Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. Contact: Ian Hudson +1-630-954-2000, ihudson@federalsignal.com # # #